Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ONCOGENEX PHARMACEUTICALS, INC.

OncoGenex Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is OncoGenex Pharmaceuticals, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 22, 1995 under the name Sonus Pharmaceuticals, Inc.

2. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the stockholders of the Corporation at a meeting in accordance with Section 211 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, OncoGenex Pharmaceuticals, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by the undersigned, and the undersigned has executed this certificate and does affirm the foregoing as true under penalty of perjury this 24th day of May, 2013.

/s/ SCOTT CORMACK
Scott Cormack President and Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ONCOGENEX PHARMACEUTICALS, INC.

ARTICLE I — NAME

The name of this Corporation is OncoGenex Pharmaceuticals, Inc.

ARTICLE II — REGISTERED OFFICE AND AGENT

The address of registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE IV — AUTHORIZED CAPITAL

This Corporation is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000, of which (i) 50,000,000 shares shall be designated Common Stock and shall have a par value of $0.001 per share; and (ii) 5,000,000 shares shall be designated Preferred Stock and shall have a par value of $0.00l per share. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

ARTICLE V — BOARD OF DIRECTORS AND MEETINGS OF STOCKHOLDERS

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

Section 2. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

ARTICLE VI — LIMITATION OF DIRECTORS’ LIABILITY

A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VII — INDEMNIFICATION OF OFFICERS AND DIRECTORS

This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided; however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article VII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE VIII — AMENDMENT OF BYLAWS

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

ARTICLE IX — ACTION BY MEETINGS

Stockholders of the Corporation may not take action by written consent in lieu of a meeting. Any action contemplated by the stockholders must be taken at a duly called annual or special meeting.

ARTICLE X — CUMULATIVE VOTING

At all elections of directors of the Corporation, each stockholder of the Corporation shall be entitled to as many votes as shall equal the number of votes which the stockholder would be entitled to cast for the election of directors with respect to the stockholder’s shares of stock multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as the stockholder may see fit.

ARTICLE XI — AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII — PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.